Exhibit 99.01

Media Contact:	Investor Contact:
Anna del Rosario	Alan Lindstrom
408-914-6884	408-428-5020
newsroom@cadence.com	investor_relations@cadence.com

Cadence to Acquire Tensilica

HIGHLIGHTS:

•

Tensilica® dataplane processing units (DPUs) combined with Cadence® Design IP will deliver more optimized IP solutions for mobile wireless, network infrastructure, auto infotainment and home applications.

•	Tensilica IP complements industry-standard processor architectures, providing application-optimized subsystems to increase differentiation and get to market faster.

•	More than 200 licensees, including system OEMs and seven of the top 10 semiconductor companies, have shipped over 2 billion Tensilica IP cores.

SAN JOSE, CA., March 11, 2013 – Cadence Design Systems, Inc. (NASDAQ: CDNS), a leader in global electronic design innovation, today announced that it has entered into a definitive agreement to acquire Tensilica, Inc., a leader in dataplane processing IP, for approximately $380 million in cash. Tensilica had approximately $30 million of cash as of December 31, 2012.

Further expanding Cadence’s IP portfolio, Tensilica provides configurable dataplane processing units that are optimized for embedded data and signal processing targeted at mobile wireless, network infrastructure, auto infotainment and home applications.

“With Tensilica, we will be able to provide designers with a more complete SoC solution that will speed the development of innovative and differentiated products, while reducing time to market,” said Lip-Bu Tan, president and chief executive officer of Cadence. “We look forward to working with Tensilica’s dedicated employees as one team to bring even more value to our customers.”

Jack Guedj, president and chief executive officer of Tensilica stated, “Joining Cadence will provide a broader platform to expedite our product development strategy and customer engagement. We will have the ability to accelerate IP subsystem development and integration while providing a more extensive support network to our customers.”

Tensilica customized DPUs augment traditional custom hardware design, offering both time-to-market and programmability advantages and can be optimized to achieve optimal power, performance and area efficiency. Tensilica IP provides application-optimized subsystems that work synergistically with industry-standard CPU architectures.

“The acquisition of Tensilica by Cadence will be a positive move for the industry,” said Simon Segars, president of ARM Holdings plc. “We look forward to expanding our ongoing collaboration with Cadence to enable our customers to bring great products to market.”

Cadence intends to finance the transaction with available cash and an existing revolving credit facility.

The transaction is expected to close in the second quarter of fiscal 2013, subject to customary closing conditions including regulatory approvals. Cadence expects the transaction to be slightly dilutive to its non-GAAP earnings per share in fiscal 2013 due to the impact of merger-related accounting and accretive to its non-GAAP earnings per share in fiscal 2014. The impact on GAAP earnings per share will be available after valuation and the completion of purchase accounting.

Audio Webcast Scheduled

Lip-Bu Tan, Cadence’s president and chief executive officer, and Geoffrey Ribar, Cadence’s senior vice president and chief financial officer, will host an audio webcast to discuss the proposed acquisition on March 11, 2013 at 2:00 PM (Pacific) / 5:00 PM (Eastern). Attendees are asked to register at the web site at least 10 minutes prior to the scheduled webcast. An archive of the webcast will be available starting March 11, 2013 at 5:00 PM (Pacific) and ending March 25, 2013 at 5:00 PM (Pacific). Webcast access is available at http://www.cadence.com/cadence/investor_relations

About Cadence

Cadence (NASDAQ: CDNS) enables global electronic design innovation and plays an essential role in the creation of today’s integrated circuits and electronics. Customers use Cadence software, hardware, IP, and services to design and verify advanced semiconductors, consumer electronics, networking and telecommunications equipment, and computer systems. The company is headquartered in San Jose, Calif., with sales offices, design centers, and research facilities around the world to serve the global electronics industry. More information about the company, its products, and services is available at www.cadence.com.

This press release contains certain forward-looking statements, including statements above regarding Cadence’s expected benefits of the pending acquisition of Tensilica, when Cadence expects to complete the transaction, and the impact of the transaction to Tensilica, Cadence’s fiscal year 2013 and 2014 earnings per share and the global electronics industry that are based on current expectations or beliefs, as well as a number of preliminary assumptions about future events that are subject to factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These forward-looking statements are subject to numerous risks, uncertainties and other factors, many of which are outside Cadence’s control, including, among others: (i) failure or inability to consummate the acquisition, effects of the acquisition on Cadence’s financial results, the effect of regulatory approval requirements, the potential inability to successfully operate or integrate Tensilica’s business, including the potential inability to retain customers, key employees or vendors; (ii) the effect of the announcement of the acquisition on Cadence’s and Tensilica’s respective businesses, including the possibility that the announcement may result in delays in customers’ purchases of products or services; (iii) Cadence’s ability to compete successfully in the electronic design automation product, design IP and commercial electronic design and methodology services industries; (iv) the success of Cadence’s efforts to improve operational efficiency and growth; (v) the mix of products and services sold and the timing of significant orders for Cadence’s products, and its shift to a ratable license structure, which may result in changes in the mix of license types; (vi) change in customer demands, including those resulting from customer consolidation and the possibility that restructurings of customers and other efforts to improve operational efficiency by customers could result in delays in customers’ purchases of products and services; (vii) economic and industry conditions in regions in which Cadence does business; (viii) fluctuations in rates of exchange between the U.S. dollar and the currencies of other countries in which Cadence and Tensilica do business; (ix) capital expenditure requirements, legislative or regulatory requirements, interest rates and Cadence’s ability to access capital and debt markets; (x) the acquisition of other companies or technologies or the failure to successfully integrate and operate these companies or technologies Cadence acquires; (xi) the effects of Cadence’s efforts to improve operational efficiency on Cadence’s business, including its strategic and customer relationships, and its ability to retain key employees; (xii) events that affect the reserves or settlement assumptions Cadence may take from time to time with respect to accounts receivable, taxes, litigation or other matters; and (xiii) the effects of any litigation or other proceedings to which Cadence is or may become a party. Cadence undertakes no obligation to update any forward-looking statement in this press release.

For a detailed discussion of these and other cautionary statements related to Cadence’s business, please refer to Cadence’s filings with the Securities and Exchange Commission. These include Cadence’s Annual Report on Form 10-K for the year ended December 29, 2012 and Cadence’s future filings.

© 2013 Cadence Design Systems, Inc. All rights reserved worldwide. Cadence and the Cadence logo are registered trademarks of Cadence Design Systems, Inc. in the United States and other countries. Tensilica is a registered trademark of Tensilica, Inc.